                                                                      EXHIBIT 99


                          [STAFF BUILDERS LETTERHEAD]


PRESS RELEASE


STAFF BUILDERS ANNOUNCES SALE OF CHELSEA COMPUTER CONSULTANTS, INC. Spin-Off of Home Health Care Division Moving Forward

For Immediate Release

LAKE SUCCESS, NY, SEPTEMBER 22, 1999 ... Staff Builders, Inc., (OTC BB: SBLI) one of the nation's largest home health care and staffing providers, announced today that it has sold its entire interest in a majority-owned subsidiary, Chelsea Computer Consultants, Inc. to a subsidiary of MSX International of Auburn Hills, Michigan for $17.5 million, subject to a post-closing net asset book value adjustment. Of the purchase price, $14.5 million was paid in cash and $3 million was held back (pending completion of the spin-off of Staff Builders' home health care division), $500,000 of which was assigned to a former principal of Chelsea.

Staff Builders also announced that the Company is moving forward with the proposed spin-off of the home health care division, working actively toward completion.

"We are pleased to have completed the sale of our ownership of Chelsea Computer Consultants," said Stephen Savitsky, Staff Builders Chief Executive Officer. "We are now focused on completing the proposed spin-off of our home health division as expeditiously as possible."

STAFF BUILDERS, INC. is an international provider of home health care services with over 107 locations in 25 states and the District of Columbia, as well as master franchises in Japan, Spain and Brazil. Staff Builders also provides supplemental staffing personnel under contractual arrangements to hospitals, nursing homes, clinics and other health care facilities with 56 locations in 27 states. The Company's web address is http://www.staffbuilders.com.

Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward looking statements, including those risks detailed in the Company's Form 10-Q for the period ended May 31, 1999 filed with the Securities and Exchange Commission on July 20, 1999 and in the Company's Form 10-K as of February 28, 1999 and for the year then ended, filed with the Securities and Exchange Commission on June 11, 1999.

                                      ###